UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2015

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2015, Robert Swayman resigned as a director of Vapor Corp. (the “Company”) as a result of his ceasing to be independent. Mr. Swayman is now providing business operations consulting services to the Company. Mr. Swayman’s decision to resign was not due to any disagreement with the Company relating to the Company’s operations, policies or practices.

On April 18, 2015, the Company appointed Mr. Daniel MacLachlan as a director replacing Mr. Swayman. Mr. MacLachlan served as the Chief Financial Officer of The Best One, Inc., from October 2014 through early February 2015, facilitating its merger with Tiger Media, Inc. (NYSE MKT: IDI). Mr. MacLachlan served as Director of Finance and Chief Financial Officer for TransUnion Risk and Alternative Data Solutions, Inc., after it acquired substantially all the assets of TLO, LLC (“TLO”), a leading provider of data fusion technology-driven investigative products and solutions, in December 2013. Mr. MacLachlan was Chief Financial Officer of TLO since its inception in 2009. Mr. MacLachlan was also appointed to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Company as an independent director in conformity with the Nasdaq Stock Market Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: April 23, 2015	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer